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Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
BY
MEEMIC HOLDINGS, INC.
FOR ANY AND ALL OF ITS COMMON STOCK
AT
$29.00 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON THURSDAY, JANUARY 23, 2003, UNLESS THE OFFER IS EXTENDED.

To	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:	December 23, 2002

        Enclosed for your review are the Offer to Purchase, dated December 23, 2002, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by MEEMIC Holdings, Inc., a Michigan corporation (the "Company"), to purchase all outstanding shares of common stock, no par value (the "Shares"), of the Company, at a purchase price of $29.00 per share, net to the seller in cash, without interest thereon (the "Offer Price"). All shares acquired in the Offer will be purchased at the same price. This Offer is subject to certain conditions. See the Offer to Purchase, Section 8. Conditions of the Offer.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 9, 2002, among ProNational Insurance Company, Meemic Merger Corp. and the Company (as amended on September 18, 2002, the "Merger Agreement"), which was approved by shareholders on December 10, 2002. We are offering to purchase all of our issued and outstanding Shares other than those owned by ProNational Insurance Company, which has agreed to be excluded from the Offer pursuant to the Merger Agreement.

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Mellon Investor Services toll-free at 866-293-6620.

Very truly yours,
/s/ VICTOR T. ADAMO
Victor T. Adamo Chief Executive Officer

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE SOLICITATION AGENT, THE INFORMATION AGENT OR THE TENDERING AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit (a)(1)(D)
OFFER TO PURCHASE FOR CASH––To: Brokers, Dealers, Banks